Technology Industry Veteran Steve Singh Joins
Castlight Health Board of Directors

SAN FRANCISCO - July 29, 2014 - Castlight Health®, Inc. (NYSE: CSLT), a pioneer of the Enterprise Healthcare Cloud, today announced changes to its Board of Directors with the appointment of technology industry veteran Steve Singh. Concurrently, directors Bob Kocher, M.D. and Christopher P. Michel departed the Board. Dr. Kocher will remain as an advisor to the company. Bryan Roberts, PhD, co-founder of Castlight and general partner at Venrock, remains Castlight’s Chairman of the Board.

Steve Singh is the Chief Executive Officer and Chairman of the Board for Concur®, the leading provider of spend management solutions and services in the world. He co-founded the company, has served as Concur’s CEO since 1996 and director since 1993, and has served as chairman of the Board of Directors since September 1999. A proven industry leader, over the past 20 years, Singh and his team has built Concur into one of the leading cloud software companies in the world.

“Steve was among the first CEOs to successfully apply cloud technology to understand and control a major component of enterprise corporate spending driven by the choices of large numbers of individual employees,” said Giovanni Colella, M.D., co-founder and CEO of Castlight Health. “I am thrilled to welcome Steve to our Board. I look forward to working closely with him as we continue to build out the capabilities of Castlight’s Enterprise Healthcare Cloud and enable a merit-based U.S. healthcare system.”

Colella further noted, “Bob and Chris have been outstanding Board members for Castlight, and we thank them for their contributions towards creating the Castlight Cloud and building relationships across the healthcare ecosystem.”

“It’s an honor to work with Gio and the other Castlight Board members at a time when enterprises seem ready to embrace technology to control spiraling healthcare costs,” commented Singh. “The potential is enormous for cloud-based solutions to address the challenges big business’ face when optimizing healthcare investments for their employees and employees’ families.”

About Castlight Health
Castlight Health, Inc. (NYSE: CSLT) believes great healthcare builds great business. The Castlight Enterprise Healthcare Cloud enables employers to deliver cost-effective benefits, provides medical professionals and health plans a merit-based market to showcase their services, and - most importantly - empowers employees to make informed choices with a clear understanding of costs and likely outcomes. For more information visit www.castlighthealth.com. Follow us on Twitter and LinkedIn and Like us on Facebook. Source: Castlight Health.

###

Investor Contact:
Kristin Baker Spohn
ir@castlighthealth.com
415-829-1505

Media Contact:
Lorie Fiber
press@castlighthealth.com
646-318-0575

Copyright 2014 Castlight Health, Inc. Castlight Health and Castlight are trademarks and/or registered trademarks of Castlight Health Inc. in the United States and other countries. Other company and product names may be trademarks of the respective companies with which they are associated.